Exhibit 99.1

FOR RELEASE: IMMEDIATE

CPS Technologies Corporation Announces Fourth Quarter and Year End 2022 Results

Norton, Massachusetts, March 7, 2023. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $6.1 million and an operating profit of $309 thousand for the quarter ended December 31, 2022. This compares with revenues of $6.2 million and an operating profit of $312 thousand for the quarter ended December 25, 2021. For the year ended December 31, 2022 revenues were $26.6 million with an operating profit of $2.2 million. This compares to revenue of $22.4 million and operating profit of $513 thousand for the year ended December 25, 2021.

Michael McCormack, President and CEO, said: “2022 marks another record year for CPS. Our team has exceeded all goals for 2022 and accomplished the highest revenue year in the company’s 39-year history, with a 19% increase over 2021 revenues. More importantly, this marks the highest operating income in company history and an over 300% increase from 2021 operating income. Additionally, we achieved record gross margins at more than 27%, a 6% increase over our 2021 gross margin. We are continuing to implement our strategic initiatives to drive efficient growth with an emphasis on top and bottom-line growth. I expect this positive momentum to continue through 2023 with more record results in line with the organization’s revenue objectives.”

Over the past two years, CPS has continued to invest in people, processes, and tools in line with the company’s strategic plans and growth objectives. The record performance this year is a direct result of the team’s ability to effectively operationalize the strategic plan with an emphasis on tactical actions for progress. CPS has implemented a new integrated MRP/ERP system, reorganized the business development team with new leadership, and reenergized the contract R&D services business driving new product, and most importantly, new IP development.

McCormack continued, “We are pleased with our recent FY22 performance and the continued financial support of our ever-growing shareholder base.  We expect that we will continually and incrementally improve as we move forward, quarter to quarter and year to year.  We are aware of the unpredictability of the global marketplace, but have positioned the business so that we have more diversification in our product offerings and customer base.  We believe that this diversification will lead to consistent and growing results in the future.  The company has many additional opportunities today, both small and large, that has our entire staff focused on finding the ideal innovative material solution for a customer’s needs – which is what we do best.”

The Company will be hosting its 2022 earnings call at 4:30pm on Tuesday, March 7. Those interested in participating in the conference call should dial:

Call in Number: 1-844-943-2942

Conference ID: 693433

We encourage those who wish to participate, to call in 10 minutes before the scheduled start time to ensure the operator can connect you prior to the start of the call.

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure, and others. CPS' armor products provide exceptional ballistic protection and environmental durability at a very lightweight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2022 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

David Costello
(617) 875-2492

david@risingtidemhd.com

CPS TECHNOLOGIES CORPORATION
Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 25,	December 31,	December 25,
	2022	2021	2022	2021

Revenues:
Product sales	$6,115,352	$6,206,303	$26,586,926	$22,449,065
Total revenues	$6,115,352	$6,206,303	$26,586,926	$22,449,065

Cost of product sales	4,489,640	4,851,502	19,285,846	17,659,347
Gross Margin	1,625,712	1,354,801	7,301,080	4,789,718

Selling, general, and administrative expense	1,316,530	1,042,407	5,066,660	4,276,751
Income from operations	309,182	312,394	2,234,420	512,967

Interest/Other income (expense)	9,866	(2,021)	635,248	(4,068)
Net income before income tax	319,048	310,373	2,887,668	508,899
Income tax provision (benefit)	50,057	92,563	756,268	-2,706,978
Net income	$268,991	$217,810	$2,131,400	$3,215,877

Wtd. Avg. basic common shares outstanding - diluted	14,649,719	14,727,442	14,675,646	14,590,725

Net income per basic common share	$0.02	$0.01	$0.15	$0.22

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	December 31,	December 25,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$8,266,753	$5,050,312
Accounts receivable-trade, net	3,777,975	4,870,021
Accounts Receivable - other	685,668	--
Inventories, net	4,875,901	3,911,602
Prepaid expenses and other current assets	211,242	225,873
Total current assets	17,817,539	14,057,808
Net property and equipment	1,326,968	1,332,933

Right-of-use lease asset	466,000	586,000
Deferred taxes, net	2,069,436	2,823,978
Total Assets	$21,679,943	$18,800,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	43,711	55,906
Accounts payable	1,836,865	2,100,251
Accrued expenses	820,856	1,086,429
Deferred revenue	2,521,128	1,707,138
Lease liability, current portion	157,000	155,000
Total current liabilities	5,379,560	5,104,724
Note payable less current portion	54,847	98,684
Deferred revenue – long term	231,020	--
Long term lease liability	309,000	431,000
Total liabilities	5,974,427	5,634,408

Total stockholders’ equity	15,705,516	13,166,311
Total liabilities and stockholders’ equity	$21,679,943	$18,800,719